Exhibit 99.1

FIRST FOUNDATION ANNOUNCES SECOND QUARTER RESULTS

IRVINE, Calif.—(BUSINESS WIRE)—First Foundation Inc., a financial services company that provides investment management, wealth planning, consulting, trust and banking services primarily to high-net-worth individuals and businesses, today announced its financial results for the quarter and six months ended June 30, 2014.

Net income for the quarter and six months ended June 30, 2014 for First Foundation, which has two wholly owned operating subsidiaries, First Foundation Advisors and First Foundation Bank, was $1.3 million, or $0.16 per diluted share, and $2.7 million, or $0.34 per diluted share, respectively, as compared to net income of $1.9 million, or $0.24 per diluted share, and $2.9 million, or $0.38 per diluted share for the quarter and six months ended June 30, 2013, respectively. Included in the results for the second quarter of 2014 is $1.0 million of expenses related to a cancelled initial public offering (“IPO”). If that offering had been completed, rather than cancelled, those costs would have been netted against the gross proceeds of offering and not recorded as an expense. Excluding these IPO expenses, net income for the quarter and six months ended June 30, 2014 would have been $1.8 million, or $0.23 per diluted share, and $3.3 million, or $0.41 per diluted share, respectively.

For the quarter and six months ended June 30, 2014, total revenues, which consist of net interest income and noninterest income, increased 10% and 15%, respectively as compared to the corresponding periods in 2013. During the first six months of 2014, assets under management at First Foundation Advisors increased 27% on an annualized basis, and consolidated loans and deposits increased 23% and 14%, respectively, on an annualized basis.

“The continued growth in our assets under management, loans and deposits is the driver of our revenue growth,” stated Scott Kavanaugh, Chief Executive Officer of First Foundation. “As a result of these increased revenues, First Foundation Advisors is now contributing to our bottom line growth, and, excluding the $1.0 million in IPO costs, our income before taxes for the first six months of 2014 was 20% higher than the corresponding period in 2013. As our sales pipelines continue to be strong, we do not anticipate any slowdown in our growth rates during the remainder of 2014,” Mr. Kavanaugh added.

About First Foundation

First Foundation, a financial institution founded in 1990, provides integrated investment management, wealth planning, consulting, trust and banking services. The company is headquartered in Irvine with offices in Irvine, Newport Beach, Pasadena, West Los Angeles, San Diego, Palm Desert and the Imperial Valley in California, and Las Vegas, Nevada. For more information, please visit our website at www.ff-inc.com.

Forward-Looking Statements

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances and are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in the forward looking statements contained in this news release and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring loan losses, which is an inherent risk of the banking business; the risk that the economic recovery in the United States will stall or will be adversely affected by domestic or international economic conditions and the risk that the Federal Reserve Board will continue to keep interest rates low, any of which could adversely affect our interest income and interest rate margins and, therefore, our future operating results; and the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in Item 1A, entitled “Risk Factors” in our 2013 Annual Report on Form 10-K that we filed with the SEC on March 25, 2014, and readers of this news release are urged to review that additional information contained in that Annual Report. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced 2013 Annual Report, whether as a result of new information, future events or otherwise, except as may be required by law.

Contact:

John Michel

Chief Financial Officer

First Foundation Inc.

949-202-4160

Email: jmichel@ff-inc.com

FIRST FOUNDATION INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

(dollars in thousands)	June 30, 2014 (unaudited)	December 31, 2013
Cash and cash equivalents	$19,407	$56,954
Securities available-for-sale (“AFS”)	118,324	59,111

Loans, net of deferred fees	1,007,828	903,645
Allowance for loan and lease losses (“ALLL”)	(10,150)	(9,915)

Net loans	997,678	893,730

Premises and equipment, net	2,674	3,249
Investment in FHLB stock	9,165	6,721
Deferred taxes	10,260	12,052
Real estate owned (“REO”)	1,285	375
Other assets	5,599	5,168

Total Assets	$1,164,392	$1,037,360

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits	$857,165	$802,037
Borrowings	208,279	141,063
Accounts payable and other liabilities	7,423	7,498

Total Liabilities	1,072,867	950,598

Commitments and contingencies	—	—
Shareholders’ Equity
Common Stock, par value $.001: 20,000,000 shares authorized; 7,734,514 and 7,733,514 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	8	8
Additional paid-in-capital	76,632	76,334
Retained earnings	14,719	11,990
Accumulated other comprehensive income (loss), net of tax	166	(1,570)

Total Shareholders’ Equity	91,525	86,762

Total Liabilities and Shareholders’ Equity	$1,164,392	$1,037,360

FIRST FOUNDATION INC.

CONSOLIDATED INCOME STATEMENTS - Unaudited

(in thousands, except share and per share amounts)

	For the Quarter Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Interest income:
Loans	$10,227	$10,084	$20,331	$19,003
Securities	550	153	942	176
Fed funds sold and interest-bearing deposits	154	113	333	175

Total interest income	10,931	10,350	21,606	19,354

Interest expense:
Deposits	838	765	1,642	1,547
Borrowings	277	97	398	127

Total interest expense	1,115	862	2,040	1,674

Net interest income	9,816	9,488	19,566	17,680
Provision for loan losses	—	686	235	1,308

Net interest income after provision for loan losses	9,816	8,802	19,331	16,372

Noninterest income:
Asset management, consulting and other fees	5,202	4,625	10,241	8,911
Other income	1,214	585	1,726	832

Total noninterest income	6,416	5,210	11,967	9,743

Noninterest expense:
Compensation and benefits	8,034	7,013	16,514	14,265
Occupancy and depreciation	1,804	1,519	3,632	2,842
Professional services and marketing costs	2,099	986	3,348	2,031
Other expenses	1,934	1,507	2,923	2,283

Total noninterest expense	13,871	11,025	26,417	21,421

Income before taxes on income	2,361	2,987	4,881	4,694
Taxes on income	1,094	1,135	2,152	1,784

Net income	$1,267	$1,852	$2,729	$2,910

Net income per share:
Basic	$0.16	$0.25	$0.35	$0.39
Diluted	$0.16	$0.24	$0.34	$0.38
Shares used in computation:
Basic	7,734,231	7,414,205	7,733,874	7,395,699
Diluted	8,101,764	7,752,800	8,098,308	7,683,402

FIRST FOUNDATION INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except share and per share amounts)

	As of and for the Six Months Ended June 30,		As of and for the Year Ended December 31, 2013
	2014(5)	2013
	Unaudited	Unaudited
Selected Income Statement Data:
Net interest income	$19,566	$17,680	$35,674
Provision for loan losses	235	1,308	2,395
Noninterest Income:
Asset management, consulting and other fees	10,241	8,911	18,240
Other	1,726	832	1,584
Noninterest expense	26,417	21,421	43,622
Income before taxes	4,881	4,694	9,481
Net income(1)	2,729	2,910	7,851
Share and Per Share Data:
Net income per share:
Basic	$0.35	$0.39	$1.06
Diluted	0.34	0.38	1.01
Tangible book value per share(2)	$11.80	$10.26	$11.18
Shares outstanding at end of period	7,734,514	7,414,527	7,733,514
Selected Balance Sheet Data:
Cash and cash equivalents	$19,407	$40,277	$56,954
Loans, net of deferred fees	1,007,828	798,606	903,645
Allowance for loan and lease losses (“ALLL”)	(10,150)	(8,900)	(9,915)
Total assets	1,164,392	894,648	1,037,360
Noninterest-bearing deposits	211,603	185,092	217,782
Interest-bearing deposits	645,562	534,839	584,255
Borrowings - FHLB Advances	187,000	84,000	134,000
Borrowings - term note	21,279	7,438	7,063
Shareholders’ equity	91,525	76,396	86,762
Selected Performance and Capital Ratios:
Return on average assets - annualized	0.60%	0.68%	0.86%
Return on average equity - annualized	7.4%	7.7%	10.2%
Net yield on interest-earning assets	3.66%	4.29%	4.04%
Efficiency ratio(3)	80.2%	78.1%	78.6%
Noninterest income as a % of total revenues	38.0%	35.5%	35.7%
Tangible common equity to tangible assets(2)	7.84%	8.51%	8.34%
Other Information:
Assets under management (end of period)	$2,946,926	$2,356,917	$2,594,961
NPAs to total assets	0.46%	0.40%	0.32%
Charge-offs to average loans - annualized	0.00%	0.19%	0.10%
Ratio of ALLL to loans(4)	1.03%	1.20%	1.16%

(1)	Reflects effective tax rates of 44.0% and 38.0% for the six months ended June 30, 2014 and 2013, respectively, and 17.2% for the year ended December 31, 2013.
(2)	Tangible common equity, (also referred to as tangible book value) and tangible assets, are equal to common equity and assets, respectively, less $0.2 million of intangible assets as of June 30, 2014, and less $0.3 million of intangible assets as of December 31, 2013 and June 30, 2013.
(3)	The efficiency ratio is the ratio of noninterest expense to the sum of net interest income and noninterest income.
(4)	This ratio excludes loans acquired in an acquisition as GAAP requires estimated credit losses for acquired loans to be recorded as discounts to those loans.
(5)	2014 results include $1.0 million in costs related to a cancelled initial public offering, a $0.7 million gain on sale of REO and a related $0.7 million expense representing a payout of these gains to the prior shareholders of an acquired company under a holdback agreement. These items have been excluded from the computation of the return on average assets, return on average equity and the efficiency ratio.